Exhibit 21.1

AMAZON.COM, INC.

LIST OF SIGNIFICANT SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percent Owned

Borders Teamed with Amazon.com, Inc.	Delaware	100%
Amazon Global Resources, Inc.	Delaware	100%
Amazon.com.dedc, LLC	Delaware	100%
Fulfillco.ksdc, Inc.	Delaware	100%
Amazon.com.kydc, Inc.	Delaware	100%
Amazon.com Commerce Services, Inc.	Delaware	100%
Amazon.com Holdings, Inc.	Delaware	100%
Amazon.com Int’l Sales, Inc.	Delaware	100%
Amazon.com LLC	Delaware	100%
Amazon.com Payments, Inc.	Delaware	100%
NV Services, Inc.	Nevada	100%
Amazon Fulfillment Services, Inc.	Delaware	100%
Amazon.com @ Target.com, Inc.	Delaware	100%